Exhibit 99.(a)(4)

        Recommended Cash Offer

by

UCB S.A.

for

Celltech Group plc

THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL OFFER PERIOD. THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 3:00 P.M. (LONDON TIME), 10:00 A.M. (NEW YORK CITY TIME), ON JUNE 17, 2004 UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF CELLTECH GROUP PLC ("CELLTECH" OR THE "COMPANY") SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.

        May 19, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

UCB S.A., a société anonyme organized under the laws of the Kingdom of Belgium ("UCB"), is offering to purchase, upon the terms and subject to the conditions set forth in its Offer Document dated May 19, 2004 and the applicable Acceptance Forms (as defined in the Offer Document), all of the issued and to be issued ordinary shares, nominal value 50 pence each ("Celltech Shares"), of Celltech and all of the issued American Depositary Shares ("Celltech ADSs"), each representing two Celltech Shares and evidenced by American Depositary Receipts ("Celltech ADRs"). Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

For your information and for forwarding to those of your clients for whom you hold Celltech ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.
The Offer Document;

2.
A printed form of letter to be sent by you to your clients for whose account you hold Celltech ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

3.
The Letter of Transmittal to be used by holders of Celltech ADSs to accept the Offer;

4.
The Notice of Guaranteed Delivery; and

5.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. We urge you to contact your clients as promptly as possible.

Questions and requests for assistance or for additional copies of the Offer Document, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the U.S. Information Agent at its telephone number and address below, and will be furnished promptly free of charge. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Offer cannot be accepted in respect of Celltech Shares by means of the Letter of Transmittal. A Form of Acceptance for accepting the Offer in respect of Celltech Shares can be obtained by contacting Capita IRG Plc, the U.K. Information Agent at +44 20 8639 2157.

Payment for Celltech ADSs purchased pursuant to the Offer will be made within 14 calendar days after the end of the Initial Offer Period in the case of acceptances received complete in all respects during the Initial Offer Period, and in the case of acceptances received complete in all respects after the end of the Initial Offer Period but while the Offer remains open for acceptance, within 14 calendar days of receipt.

Except as set out in Appendix V of the Offer Document, UCB will not pay any fees or commissions to any broker, dealer or other person for soliciting acceptances of the Offer with respect to Celltech ADSs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

Any inquiries you may have with respect to the Offer to purchase Celltech ADSs should be addressed to Georgeson Shareholder Communications, Inc., the U.S. Information Agent, at 17 State Street, 10th Floor, New York, New York 10004 or by calling toll free in the United States at (800) 261-1054. Requests for additional copies of the enclosed materials and of the original Offer Document may be obtained from the U.S. Information Agent at the above address and telephone number.

Very truly yours,

UCB S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF UCB, THE TENDER AGENT OR THE RECEIVING AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER DOCUMENT OR THE LETTER OF TRANSMITTAL.

THIS DOCUMENT SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO BELGIUM, CANADA, AUSTRALIA OR JAPAN OR ANY OTHER JURISDICTION IF TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS IN SUCH JURISDICTIONS.